UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2012

LBI MEDIA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

333-110122	05-0584918
(Commission File Number)	(IRS Employer Identification No.)

1845 West Empire Avenue Burbank, California	91504
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 563-5722

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 7.01	Regulation FD Disclosure

On December 27, 2012, LBI Media Holdings, Inc. (“Holdings”), Liberman Broadcasting, Inc., the direct parent of Holdings (“Parent”), and LBI Media, Inc., a wholly-owned direct subsidiary of Holdings (“Media” and together with Holdings and Parent, the “Companies”), issued a press release announcing the final results of their previously announced private exchange offers (the “Exchange Offers”) to exchange:

(a)

up to 100% of Media’s outstanding 8 1/2% Senior Subordinated Notes due 2017 (the “Old Senior Subordinated Notes”), of which approximately $228.8 million in aggregate principal amount is currently outstanding, in exchange for Media’s new 11 1/2%/13 1/2% PIK toggle second priority secured subordinated notes due 2020 (the “Second Priority Secured Subordinated Notes”) and warrants to purchase shares of Parent’s Class A common stock, par value $0.001 (the “Warrants”); and

(b)	up to 100% of Holdings’ outstanding 11% senior discount notes due 2013 (the “Discount Notes” and, together with the Old Senior Subordinated Notes, the “Old Notes”) of Holdings, of which approximately $41.8 million in aggregate principal amount at maturity is currently outstanding (excluding approximately $26.6 million aggregate principal amount of Discount Notes held by Holdings), in exchange for either (i) Second Priority Secured Subordinated Notes, or (ii) Holdings’ new 11% senior notes due 2017 (the “Holdings Notes” and together with the Second Priority Secured Subordinated Notes, the “New Notes”).

According to information provided by D.F. King & Co., Inc. (“D.F. King”), the exchange agent for the Exchange Offers, as of 5:00 p.m., New York City time, on December 26, 2012 (the “Expiration Date”), (i) approximately $174.6 million, or 76.3%, of the outstanding principal amount of Old Senior Subordinated Notes had been validly tendered and not withdrawn in exchange for Second Priority Secured Subordinated Notes and Warrants and (ii) approximately $30.9 million, or 73.8%, of the outstanding principal amount of Discount Notes not held by Holdings had been validly tendered and not withdrawn, of which approximately $10.2 million had been validly tendered in exchange for Second Priority Secured Subordinated Notes and approximately $20.7 million had been validly tendered in exchange for Holdings Notes. Based on the principal amount of Old Notes validly tendered, not withdrawn and accepted, approximately $115.2 million aggregate principal amount of Second Priority Secured Subordinated Notes, $21.1 million aggregate principal amount of Holdings Notes and 106.1559 Warrants (assuming each holder of validly tendered and not withdrawn Old Senior Subordinated Note returns a properly completed beneficial ownership information form to D.F. King) will be issued in exchange for such Old Notes, as applicable.

In addition, the Companies have received the requisite consents for the proposed amendments to the indentures governing the Old Senior Subordinated Notes and the Discount Notes (the “Consent Solicitations”). The Exchange Offers and the Consent Solicitations expired at 5:00 p.m., New York City time, on December 26, 2012 or, with respect to the payment of consideration consisting of Warrants, such later date as a holder returns a properly completed beneficial ownership information form to D.F. King.

Concurrently with the Exchange Offers and the Consent Solicitations, Media solicited consents (the “Concurrent Consent Solicitation”) from holders of its 9 1/4% Senior Secured Notes due 2019 (the “First Priority Senior Secured Notes”) to certain amendments to the indenture governing the First Priority Senior Secured Notes (the “First Priority Senior Secured Notes Indenture”).

As of the Expiration Date, Media has received the requisite consents for the proposed amendments to the First Priority Senior Secured Notes Indenture. The Concurrent Consent Solicitation expired at 5:00 p.m., New York City time, on December 26, 2012. The Exchange Offers were subject to, and conditioned upon, obtaining the requisite consents to the proposed amendments pursuant to such Concurrent Consent Solicitation.

It is anticipated that the settlement date for the Exchange Offers will be December 31, 2012. The Company also expects to make the consent payment for the Concurrent Consent Solicitation on December 31, 2012 upon settlement of the Exchange Offers.

The press release is filed as Exhibit 99.1 and is hereby incorporated by reference in its entirety. The information in this Item 7.01 and the exhibit attached hereto is being furnished (not filed) under Item 7.01 of Form 8-K.

This Form 8-K shall not constitute a solicitation of consents, an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

This Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Companies’ current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. The Companies undertake no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release, except as required by law.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release of the Companies dated December 27, 2012 (announcing final results of Exchange Offers).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, LBI Media Holdings, Inc. has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Burbank, State of California, on December 27, 2012.

LBI MEDIA HOLDINGS, INC.

By:	/s/ Blima Tuller
Blima Tuller
Chief Financial Officer